CREDIT AGREEMENT

                                     between

                       CONSECO PRIVATE CAPITAL GROUP, INC.

                                       and

                           NAL ACCEPTANCE CORPORATION

                                CREDIT AGREEMENT

         NAL ACCEPTANCE CORPORATION, a Florida corporation (the "Borrower"), and CONSECO PRIVATE CAPITAL GROUP, INC., an Indiana corporation (the "Lender"), agree as follows:

         SECTION 1.  RULES OF CONSTRUCTION AND DEFINITIONS.

         (a)  Rules of Construction.

         Accounting Terms shall have the meanings given them under generally accepted accounting principles ("GAAP"). Except as otherwise expressly provided herein, all computations and determinations for purposes of determining compliance with the financial requirements of this Agreement shall be made in accordance with GAAP as in effect on the date hereof. If GAAP shall change subsequent to the date hereof, Borrower may make such computations and determinations for purposes of determining compliance with the financial requirements of this Agreement in accordance with GAAP then in effect if Borrower shall deliver to the Lender a letter from its independent certified public accountants stating that such changes in GAAP subsequent to the date hereof have not, in the aggregate, materially affected the computations and determinations used in determining compliance with the financial requirements of this Agreement.

         (b) Definitions. The following terms when used herein shall have the following meanings when used, except in the case of accounting terms, with the initial letter capitalized:

                  "Adjusted LIBOR" means, for each LIBOR Loan, the rate per annum (rounded up, if necessary, to the nearest 1/100%) determined by the Lender to be equal to the quotient of (a) the LIBOR divided by (b) 1 minus the Reserve Requirement.

                  "Advance" means a disbursement of proceeds of the Loan.

                  "Affiliate" means, as to any Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with such Person or is a director or executive officer of such Person. For purposes of this definition, the term "control" (including the terms "controlling", "controlled by" and "under common control with") of a Person means the possession, direct or indirect, of the power (whether or not exercised) (i) to vote 10% or more of the securities having ordinary voting power or (ii) to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

                  "Agreement" means this Credit Agreement.

                  "Authorized Officer" means the Chief Executive or Financial Officer, or the President of the Borrower, or any other officer whose authority to perform acts on behalf of the

Borrower which must be performed by an "Authorized Officer" under the terms of this Agreement, is evidenced to the Lender by a duly certified copy of a resolution of the Board of Directors of the Borrower.

                  "Autorics II" means Autorics II, Inc., a Delaware corporation which is the wholly owned subsidiary of the Borrower and is entitled to certain excess reserve balances and residual distributions under the Trusts.

                  "Banking Day" means a day on which the Lender is open for the purpose of conducting substantially all of its business activities in the City of Carmel, Indiana.

                  "Base Rate" means the per annum rate equal to the sum of (i) the Prime Rate in effect from time to time, plus (ii) one and one-half percent (1-1/2%) per annum; which Base Rate shall change simultaneously with any change in such Prime Rate.

                  "Change in Control" means the time at which (i) any Person (including a Person's Affiliates and associates) or group (as that term is understood under Section 13(d) of the Exchange Act and the rules and regulations thereunder), has become the beneficial owner of a percentage (based on voting power, in the event different classes of stock shall have different voting powers) of the voting stock of Parent Corporation equal to at least twenty-five percent (25%), other than existing shareholders which currently own in excess of twenty-five percent (25%) and existing debenture holders whether upon exercise of conversion rights currently existing or otherwise, (ii) there shall be consummated any consolidation or merger of Parent Corporation pursuant to which Parent Corporation's common stock (or other capital stock) would be converted into cash, securities or other property, other than a merger or consolidation of Parent Corporation in which the holders of such common stock (or such other capital stock) immediately prior to the merger have the same proportionate ownership, directly or indirectly, of common stock of the surviving corporation immediately after the merger as they had of Parent Corporation's common stock immediately prior to such merger, or (iii) all or substantially all of Parent Corporation's assets shall be sold, leased, conveyed or otherwise disposed of as an entirety or substantially as an entirety to any Person (including an Affiliate of Borrower) in one or a series of transactions.

                  "Environmental Law" means any federal, state or local law, rule, regulation, order, writ, judgment, injunction, decree, determination or award relating to Hazardous Materials, the environment or to the release of any materials into the environment, including, without limitation the Clean Air Act, as amended, the Clean Water Act of 1977, as amended, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, the Hazardous Materials Transportation Act, as amended, and the Resource Conservation and Recovery Act of 1976, as amended.

                  "Equity Infusion" means any equity funding, whether by the sale of securities or contribution of capital in which the Borrower, the Parent Corporation or any Subsidiary receives or has funds applied for its benefit in an amount equal to or greater than Five Million Dollars ($5,000,000).

                  "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

                  "Event of Default" means any event or condition identified as such in Section 8 and the term "Default" shall mean any breach of any term, condition, provision, covenant or representation by the Borrower or any other event or condition which, with the lapse of time, the giving of notice, or both would constitute an Event of Default.

                  "Hazardous Materials" means (i) materials the presence of which requires investigation or remediation under any Federal, State or local law, rule, regulation, ordinance, order, action or policy; (ii) materials listed in 49 C.F.R. ss.172.101, materials defined as hazardous pursuant to Section 101(14) of the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended; (iii) any flammable, explosive, radioactive, carcinogenic or mutagenic materials (including any biomedical materials or wastes the use, storage, handling or disposal of which is regulated under any Federal, State or local law, rule, regulation, ordinance, order, action or policy); (iv) hazardous or toxic wastes or substances, petroleum or petroleum distillates; (v) asbestos or material containing asbestos which have become friable, or, polychlorinated biphenyls or similar materials which have been released, in violation of any applicable Environmental Law; or (vi) infectious or potentially infectious materials, blood and other bodily fluids in any form (including laboratory specimens), used needles and syringes, used gloves and other disposable protective clothing or devices, contaminated linen, uniforms or laundry, or any other medical waste.

                  "Lender" and "Borrower" are used as defined in the preamble.

                  "LIBOR" means, as of any time the same is to be determined by the Lender, the per annum interest rate (rounded up, if necessary, to the nearest 1/100%) at which deposits of U.S. dollars in Permissible Increments quoted for the offering to leading banks for the applicable LIBOR Interest Period in the London interbank market at approximately 11:00 a.m. (London time) on the date of commencement of each LIBOR Interest Period (or the first Banking Day thereafter if not a Banking Day).

                  "LIBOR Interest Period" means each monthly period commencing on the first day of each calendar month and ending on the last day of such month.

                  "LIBOR Loans" means any Advances under the Loan when and to the extent that the interest rate therefor is determined by reference to the Adjusted LIBOR.

                  "LIBOR Rate" means a rate to be calculated by reference to the LIBOR for the LIBOR Interest Period under Section 2(b).

                  "Lien" means any lien, security interest, financing statement, mortgage, pledge, collateral assignment, title retention lien, sale and leaseback arrangement, or other charge, subordination or encumbrance of any kind securing the payment or performance of any obligation, or any other type of preferential or trust arrangement on or with respect to real or personal property securing the payment or performance of any obligation, including, without limitation, the lien or retained security title of a conditional vendor.

                  "Loan" means the Loan in the Maximum Amount not to exceed Five Million Dollars ($5,000,000) constituting the indebtedness for borrowing money owed by Borrower to Lender advanced pursuant to Section 2(a)(i) hereof.

                  "Loan Documents" mean this Agreement, the Note, the Security Agreement, the Pledge Agreement, the Blocked Account Agreement referred to in
Section 2(a)(i)(D) and any other documents which at any time evidence or secure the Loan.

                  "Maturity" means the earlier of (i) December 31, 1997, (ii) the date of an Equity Infusion, or (iii) upon a Change in Control of the Parent Corporation; at which time all Advances under the Loan shall be due and payable.

                  "Maximum Amount" means with respect to the limit on the Loan the sum of Five Million Dollars ($5,000,000).

                  "Net Worth" means, as of the date of determination, that amount determined to be the total shareholders' equity in the balance sheet of the Parent Corporation, computed on a consolidated basis, furnished pursuant to
Section 5(b)(i) as of such date.

                  "Note" is the promissory note evidencing the Loan as used in
Section 2(a)(i)(C) and any other promissory note made by Borrower payable to the Lender as may be outstanding from time to time.

                  "Obligations" mean:

                       (i) All obligations, liabilities and indebtedness, and all renewals and extensions thereof, now or at any time hereafter owed to the Lender by Borrower, whether such indebtedness, obligations and liabilities are direct, indirect, fixed, contingent, liquidated, unliquidated, joint, several or joint and several and whether such indebtedness, obligations and liabilities now exist or hereafter arise, arising from, under, by virtue of or pursuant to the Loan Documents and Securities Purchase Agreement, as the same may hereafter be modified, amended, restated and/or extended from time to time, together with all interest accruing thereon;

                           (ii) All obligations, indebtedness and liabilities of
Borrower to the Lender now existing or hereafter arising, under the terms of any and all other security agreements, pledge agreements, assignments of collateral, mortgages or other security documents (as the same may be amended, restated, modified, renewed and/or extended from time to time and at any time) now or hereafter securing all or any part of the Loan;

                           (iii) All costs of collection and all costs and
reasonable attorneys' fees incurred by the Lender in the enforcement of this Agreement; and

                           (iv) Any and all modifications, renewals and
extensions of one or more of the indebtedness, liabilities, obligations listed in clauses (i), (ii) and (iii) preceding, including without limitation: (A) modifications of the required principal payment dates or interest payment dates, deferring or accelerating payment dates wholly or partly; and (B) modifications, extensions or renewals at a different rate of interest whether or not, in the case of a promissory note or contract, the modification, extension or renewal is evidenced by a new or additional promissory notes or other contract.

                  "Officer's Certificate" means a certificate signed by an Authorized Officer of the Borrower confirming that all of the representations contained in Section 4 of this Credit Agreement and Article V of the Securities Purchase Agreement are true and correct as of the date of such Certificate except as specified therein, and with the further exception that the representation contained in Section 4(d) will refer to the latest financial statements which have been furnished to the Lender under the terms of this Credit Agreement as of the date of any such Certificate. Such Certificate shall further confirm that no Event of Default or Default shall have occurred and is then continuing, or if any Default or Event of Default shall have occurred and is continuing, such Certificate shall describe it and describe the steps being taken or planned by the Borrower to correct such situation. The Officer's Certificate shall be substantially in the form of Exhibit "A".

                  "Permissible Increment" shall mean a minimum principal amount of Two Hundred Thousand Dollars ($200,000) and in minimum increments of Fifty Thousand Dollars ($50,000) above such minimum principal amount.

                  "Parent Corporation" means NAL Financial Group Inc., a Delaware corporation which owns all of the issued and outstanding stock of the Borrower.

                  "Permitted Encumbrances" is used as defined in Section 6(b).

                  "Person" means an individual, partnership, corporation, joint stock company, trust (including a business trust), unincorporated association, joint venture or other entity, or a government or any political subdivision or agency thereof.

                  "Plan" means an employee pension benefit plan as defined in ERISA.

                  "Pledge Agreement" is used as defined in Section 3(b) hereof.

                  "Prime Rate" means a variable per annum interest rate adjusted daily, equal at all times to the rate established and quoted from time to time by the Lender's bank, Nations Bank, N.A., as the Prime Rate at its principal office and changing contemporaneously with each change in such bank's prime rate. The Prime Rate shall not necessarily have any relation to the rate of interest which such bank actually charges Lender on any loans or class of loans.

                  "Reserve Requirement" means, for any LIBOR Loan for any LIBOR Interest Period therefor, the daily average of the stated maximum rate (expressed as a decimal) at which reserves, including any marginal, supplemental, or emergency reserves, are required to be maintained during such LIBOR Interest Period under Regulation D by member banks of the Federal Reserve System against "Eurocurrency liabilities" (as such term is used in Regulation
D), but without benefit or credit of proration, exemptions, or offsets that might otherwise be available from time to time under Regulation D, to the extent applicable to Lender. Without limiting the effect of the foregoing, the Reserve Requirement shall reflect any other reserves required to be maintained by the Lender against any category of liabilities that includes deposits by reference to which the Adjusted LIBOR is to be determined or any category or extension of credit or other assets that includes LIBOR Loans.

                  "Security Agreement" is used as defined in Section 3(a) hereof.

                  "Securities Purchase Agreement" means the Securities Purchase Agreement dated as of April 23, 1996, by and between the Parent Corporation and Affiliates of the Lender, Beneficial Standard Life Insurance Company and Great American Reserve Insurance Company.

                  "Subsidiary" means (a) any corporation of which an aggregate of 50 percent or more of the outstanding stock (irrespective of whether, at the time, stock of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time, directly or indirectly, owned legally or beneficially by the Parent Corporation and/or one or more Subsidiaries of the Parent Corporation, and (b) any partnership in which Parent Corporation and/or one or more Subsidiaries of the Parent Corporation shall have an interest (whether in the form of voting or participation in profits or capital contribution) of 50 percent or more.

                  "Trust" means the Trusts listed on Exhibit "B" attached hereto that have been used by Borrower for securitizations.

         SECTION 2.  THE LOAN.

         (a)  Terms of Loan.

                  (i) Loan Advances. From the date hereof and until the Banking Day next preceding Maturity, the Lender will make Advances from time to time to the Borrower, in amounts not exceeding the Maximum Amount of Five Million Dollars ($5,000,000). Any Advance repaid by the Borrower shall not be re-advanced by the Lender.

                  The making of the Advances shall be subject to the further provisions of this Section 2, and shall be subject to all of the conditions of lending stated in Section 7 being fulfilled at the time of the Advance, and provided further that each Advance shall be on the terms and subject to the conditions hereinafter stated.

                           (A) Interest. The Loan shall bear interest
(calculated on the basis that an entire year's interest is earned in 360 days) from the date of each Advance until repaid or until Maturity on any Permissible Increment of outstanding Advances of the Loan, at the LIBOR Rate of Four and Twenty-Five Hundredths Percent (4.25%) per annum above the Adjusted LIBOR, compounded monthly. Adjusted LIBOR and the LIBOR Rate shall remain fixed throughout the applicable LIBOR Period, with the same being adjusted monthly on the first Banking Day of each month. After maturity, whether by acceleration or scheduled Maturity, until paid in full, or when and so long as there shall exist any uncured Default, the Loan shall bear interest at a rate equal to three percent (3%) per annum above the otherwise applicable rate (calculated on the basis that an entire year's interest is earned in 360 days). Interest shall be due and payable quarterly. Any Advances or Loan balance not in a Permissible Increment may at the option of the Lender accrue at a per annum rate equal to the Base Rate.

                           (B) Use of Proceeds. The Advances may only be used by
the Borrower to initially pay the closing fees, charges and costs which are the Borrower's expenses under the terms of this Agreement and subsequently for working capital purposes. In addition to working capital purposes, the Advance may be used by the Borrower for the following purposes:

                           (l) To fund the amounts owed in the acquisition of motor vehicle leases with overdue payments exceeding 90 days from General Electric Capital Corporation in an amount not to exceed $900,000;

                           (2) To fund the amounts owed in the acquisition of motor vehicle leases without delivery of vehicle titles within 120 days from General Electric Capital Corporation in an amount not to exceed $400,000;

                           (3) To fund repurchase obligations caused by first payment defaults under Trust 1997 A in an amount not to exceed One Million Three Hundred Thousand Dollars ($1,300,000);

                           (4) To motor vehicle dealers which are owed funds related to the acquisition of motor vehicle leases in an amount not to exceed $470,000.

                           The Borrower's working capital purposes shall further
include the Borrower's acquisition and financing of sub-prime motor vehicle loans in the ordinary course of business. In no event shall the Borrower use any Advance to fund repurchase obligations, reserves or losses or any other payment to any Trust, except as provided in Sub-item (3) above, without the prior written consent of Lender.

                           (C) Method of Borrowing. The obligations of the
Borrower to repay the Loan shall be evidenced by a promissory note ("Note") attached as Exhibit "C" and made a part hereof. The principal amount of the Loan outstanding from time to time shall be determined by reference to the books and records of the Lender on which all Advances under the Loan and all payments by Borrower on account of the Loan shall be recorded. Such books and records shall be deemed prima facie to be correct as to such matters absent manifest error. Principal may be prepaid in part or in whole without premium or penalty, provided that such prepayments shall not be re-advanced.

                           (D) Mandatory Principal Payments. The Borrower will
be required to make prepayments of principal of the Loan in such amounts as may be distributed to the Borrower from Autorics II or the Trust. The Borrower shall establish a bank account into which all such payments received from Autorics II or the Trust shall be deposited, and the Lender shall have debit authority to withdraw such amounts to apply towards the Loan and Borrower shall be prohibited from making withdrawals pursuant to a Blocked Account Agreement acceptable to Lender.

                           (E) Maturity of Loan. The Loan and all accrued
interest thereon shall be payable in full at Maturity.

         (b) Procedures for Electing LIBOR Rates. LIBOR Rates must comply with the following procedures and are subject to the other conditions contained in this Agreement. In the event of noncompliance, the Lender at its option may impose the Base Rate to accrue on the Loan in lieu of the LIBOR Rate.

                  (i) The Lender may elect to apply the Base Rate at any time a Default or Event of Default exists.

                  (ii) Notwithstanding any other provision of this Agreement, in the event that the Lender determines (which determination shall be conclusive and binding upon the Borrower) that by reason of circumstances affecting the London interbank market, adequate and reasonable means do not exist for ascertaining the LIBOR for any LIBOR Interest Period at a time when the outstanding balance of Advances under the Loan is being maintained at the LIBOR Rate, the Lender shall forthwith give notice of such determination, confirmed in writing, to the Borrower. If such notice is given, then the outstanding principal balance of Advances under the Loan bearing interest at the LIBOR Rate shall be converted, on the last day of the then current LIBOR Interest Period, to a rate equal to the Base Rate.

                  (iii) If any law or any governmental regulation, guideline or order or interpretation or application thereof by any governmental authority charged with the interpretation or administration thereof or compliance with any request or directive of any central bank or other governmental authority whether or not having the force of law (A) imposes, modifies or deems applicable any reserve, special deposit or similar requirement against assets held by, credit extended by, deposits with or for the account of, or other acquisition of funds by, any bank (other than requirements expressly included herein in the determination of the Adjusted LIBOR hereunder), or (B) imposes upon any bank any other condition or expense with respect to this Agreement, or the making, maintenance or funding of any part of the proceeds of a LIBOR Rate Advance or any security therefor; and the result of any of the foregoing is to increase the cost to, reduce the income receivable by, or impose any expense upon the Lender with respect to the outstanding balance of the Loan bearing interest at the LIBOR Rate or the making, maintenance or funding of any part thereof by an amount which the Lender deems to be material (the Lender being deemed for this purpose to have made, maintained or funded the proceeds of a LIBOR Rate Advance from certificates of deposit), the Lender shall from time to time notify the Borrower of the amount determined in good faith (using any averaging and attribution methods employed in good faith) by the Lender (which determination if made in good faith shall be presumed to be correct absent manifest error) to be necessary to compensate the Lender for such increase in cost, reduction in income or additional expense. Such amount shall be due and payable by the Borrower to the Lender ten (10) Banking Days after such notice is given. A certificate as to the amount of such increase in cost, reduction in income or additional expense delivered by the Lender to the Borrower shall be conclusive and binding for all purposes, absent manifest error.

         (c) Method of Payment. All payments of principal and interest on the Loan will be payable at the principal office of the Lender in Indianapolis, Indiana in funds available for immediate use at that city and no such payment will be considered to have been made until received in such funds.

         (d) Advances of the Loan. Each Advance will be conditioned upon receipt by Lender from the Borrower of an executed closing statement or an application for an Advance accompanied by an Officer's Certificate. The Lender shall be entitled to rely on any oral or written request received by it in good faith from anyone reasonably believed by the Lender to be an Authorized Officer. The Borrower shall promptly confirm any oral communication by delivering an Application upon request of Bank.

         (e) Fees. The Borrower shall pay to the Lender at closing a commitment fee for the Loan of One Hundred Thousand Dollars ($100,000). In addition, the Parent Corporation shall grant Conseco, Inc. or its designee an additional 257,000 warrants with a strike price of fifteen cents ($. 15) per share with a five (5) year maturity.

         SECTION 3. COLLATERAL FOR THE OBLIGATIONS. All of the Obligations will be secured and supporte as follows:

         (a) Security Interest. The Loan and all other Obligations are secured by a security interest in certain payments due Borrower now existing or hereafter acquired, which security interest will be created by a security agreement (the "Security Agreement") in the form of Exhibit "D". The security interest shall be a first priority security interest in the collateral stated therein with no junior liens permitted.

         (b) Pledge. The Loan and all other Obligations are secured by a pledge by the Borrower of its stock of Autorics II, which pledge will be created by the pledge agreement (the "Pledge Agreement") in the form of Exhibit "E". The pledge shall be a first priority security interest and pledge in the collateral stated therein with no junior liens permitted.

         SECTION 4. REPRESENTATIONS AND WARRANTIES. To induce the Lender to make the Loan, the Borrower represents and warrants to the Lender that:

         (a) Organization of the Borrower. The Borrower is a corporation organized, existing and in good standing under the laws of the State of Florida. The Borrower is qualified to do business in every jurisdiction in which the character of the properties owned or the nature of the business conducted by the Borrower makes such licensing or qualification to do business necessary, except where the failure to be in good standing or to be duly licensed or qualified to do business would not have a material adverse effect on the Borrower. No jurisdiction in which the Borrower is not qualified has asserted that the Borrower is required to be qualified to do business therein.

         (b) Authorization; No Conflict. The execution and delivery of this Agreement, the borrowings hereunder, the execution and delivery of the other Loan Documents required to be executed by the Borrower under the terms of this Agreement and the performance by the Borrower of its obligations under this Agreement, and such other Loan Documents are within the Borrower's corporate powers, have been duly authorized by all necessary corporate action, and do not and will not contravene or conflict with any provision of law or of the certificate of incorporation or by-laws of the Borrower, and do not and will not violate in a material manner any agreement binding upon the Borrower or a material portion of its property.

         (c) Validity and Binding Nature. This Agreement and the other Loan Documents to which the Borrower is required to be a party under the terms of this Agreement are the legal, valid and binding obligations of the Borrower enforceable against the Borrower in accordance with their respective terms, except to the extent that enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium and other laws enacted for the relief of debtors generally, from time to time in effect.

         (d) Financial Statements. The Borrower has delivered to the Lender annual financial statements for the Borrower for the year ending December 31, 1996, and financial statements for the period ending April 30, 1997.

         Such financial statements present fairly the financial position of the Borrower as of the dates thereof and the results of the operations and changes in financial position for the periods ending on the dates thereof, in accordance with GAAP consistently applied, except as noted in the footnotes which are a part of such statements. Since the date of the latest of such financial statements, there has been no material adverse change in the financial condition of the Borrower or in the results of the operations thereof. All projected operating results provided to the Lender, or to be provided to the Lender under Section 5(b) hereof, were and shall be prepared on the basis of assumptions, data, information, tests or other conditions believed to be valid or accurate or to exist at the time such estimates were prepared and furnished.

         (e) Litigation and Contingent Liabilities. Except as shown in Exhibit "F", no litigation, arbitration proceeding or governmental proceeding is pending or is threatened against the Borrower or any Subsidiary which would, if adversely determined, adversely affect the financial condition or continued operations of the Borrower or any Subsidiary. The Borrower or any Subsidiary has no material contingent liabilities not provided for or disclosed in the financial statements referred to in Section 4(d).

         (f) Ownership and Liens. The Borrower and its Subsidiaries have good title to all of its properties and assets shown on its financial statements, except such properties or assets as have been disposed of since the date of such statements in the ordinary course of business or as no longer are used or useful in the conduct of its business. None of the assets of the Borrower or any Subsidiary is subject to any Lien.

         (g) Solvency. Each of the following is true and correct for the
Borrower: (A) the fair value, the market value and the fair salable value of its property is (i) greater than the total amount of its liabilities (including contingent liabilities) and (ii) greater than the amount that would be required to pay its probable aggregate liability on its existing debts as they mature;
(B) its property and capital is not unreasonable in relation to its business or any contemplated or undertaken transaction; and (C) it does not intend to incur, or believe that it will incur, debts beyond its ability to pay such debts as they become due.

         (h) Employee Benefit Plans. As of the date hereof the Borrower maintains a Plan in compliance with all applicable laws and regulations, and neither a "reportable event", nor a "prohibited transaction", has occurred under, nor has there occurred any complete or partial withdrawal from, nor has there occurred the appointment of a trustee to administer any Plan maintained for employees of the Borrower or "affiliate", all within the meanings ascribed by ERISA. The present value of all benefits under such Plan do not exceed, as of the last annual valuation date, the value of the assets of such Plan allocable to such vested benefits.

         (i) Investment Company Act; Public Utility Holding Company. The Borrower is not an "investment company" or a company "controlled" by an "investment company," within the meaning of the Investment Company Act of 1940, as amended. Neither the Borrower nor any Affiliate is a "holding company" within the meaning of the Public Utility Holding Company Act of 1935, as amended.

         (j) Regulation U; Business Loans. The Borrower is not engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying margin stock within the meaning of Regulation U of the Board of Governors of the Federal Reserve System. The Note evidences business loans exempt from the federal Truth In Lending Act (15 USC 1601, et seq.), the Federal Reserve Lender's Regulation Z (12 CFR 226, et seq.), and the proceeds thereof are not being used for consumer purposes.

         (k) Environmental Matters. The Borrower has duly complied in all material respects with, and its business, operations, assets, equipment, property, leaseholds, or other facilities are in compliance in all material respects with, the provisions of all federal, state, and local environmental, health, and safety laws, codes and ordinances, and all rules and regulations promulgated thereunder, including Environmental Laws. The Borrower has been issued and will maintain all required federal, state, and local permits, licenses, certificates, and approvals relating to (1) air emissions, (2) discharges to surface water or ground water, (3) noise emissions, (4) solid or liquid waste disposal, (5) use, generation, storage, transportation, or disposal of Hazardous Materials, or (6) other environmental, health or safety matters. The Borrower has received no notice of, and knows of no, facts which might constitute any violations of any federal, state, or local environmental, health or safety laws, codes or ordinances, and any rules or regulations promulgated thereunder with respect to its business, operations, assets, equipment, property, leaseholds, or other facilities, materially adversely affecting the existing or future operations or financial condition of the Borrower. To the best of Borrower's knowledge, there has been no emission, spill, release, or discharge by Borrower materially adversely affecting the existing or future operations or financial condition of the Borrower into or upon (1) the air, (2) soils or any improvements located thereon, (3) surface water or ground water, or
(4) the sewer, septic system or waste treatment, storage or disposal system servicing owned facilities or any leased premises, of any Hazardous Materials at or from the premises. There has been no complaint, order, directive, claim, citation, or notice by any governmental authority or any person or entity materially adversely affecting the existing or future operations or financial condition of the Borrower with respect to (1) air emissions, (2) spills, releases, or discharges to soils or improvements located thereon, surface water, ground water or the sewer, septic or waste treatment, storage or disposal systems servicing the premises, (3) noise emissions, (4) solid or liquid waste disposal, (5) the use, generation, storage, transportation or disposal of Hazardous Materials, or (6) other environmental, health, or safety matters affecting the Borrower.

         (l) Compliance with Law. The Borrower maintains such licenses, permits, patents, copyrights, trademarks, and consents of appropriate governmental agencies to own its properties as are necessary or useful to carry on its business and is in compliance in all material respects with applicable laws and regulations. All tax returns or reports of the Borrower required by law have been filed, or will be timely filed before penalties attach, and all taxes, assessments, contributions, fees and other governmental charges (other than those presently payable without penalty or interest and those currently being contested in good faith and against which adequate reserves have been established) upon the Borrower or its assets, properties or income, which are payable, have been paid.

         (m) Casualty. Neither the business nor the properties of the Borrower is presently affected by any fire, explosion, accident, strike, lockout or other labor dispute, drought, storm, hail, earthquake, embargo, act of God or other casualty materially adversely affecting the existing or future operations or financial condition of the Borrower.

         (n) Trust Representations. The Borrower represents and warrants that to the best of its knowledge, the securitization projections attached hereto as Exhibit "H" are accurate and correct with data and assumptions based upon the reflection of the contractual terms of the loans held by each Trust, actual gross loss and recovery experience, prepayment experience and the capitalization of the Trusts which the Borrower believes will be representative of future experience. The projections accurately reflect the terms and provisions of each Trust, and there has been no adverse change in the Trust or such securitization projections. The Borrower is in compliance with all of its material obligations to each Trust, including those under each sale and servicing agreement, and there is no condition or event which, with the lapse of time, or the giving of notice, or both, would cause a default in such agreements. The Borrower has not engaged and will not engage in any transaction with the Trust except as contemplated by the existing documentation with respect to the Trusts.

         SECTION 5. AFFIRMATIVE COVENANTS OF THE BORROWER. Until all obligations of the Borrower under this Agreement and under the Note are paid in full, the Borrower agrees that it will strictly observe the following covenants, unless at any time the Lender shall otherwise expressly consent in writing:

         (a) Corporate Existence. The Borrower will preserve its corporate existence without any material amendments to its Certificate of Incorporation and will maintain its existing fiscal year and accounting policies in accordance with GAAP.

         (b) Reports, Certificates and Other Information. The Borrower will furnish to the Lender:

                  (i) Financial Purchase Agreement Information. The Borrower will provide all financial statements and information required to be provided by the Borrower under Article VI of the Securities Purchase Agreement. The Borrower shall also furnish on a monthly basis, within thirty (30) days after the end of each month, copies of consolidated and consolidating unaudited balance sheet and statement of income and retained earnings, for such month for the portion of the fiscal year ended as of the end of such month for the Borrower and each Subsidiary, setting forth, at least quarterly, in comparative form the corresponding figures for the corresponding dates and periods of the preceding fiscal year. Such monthly financial statements shall calculate the financial covenants set forth in Section 5(j) hereof.

                  (ii) Financial Projections. The Borrower shall provide to the Lender on a weekly basis, cash flow projections for the following four week period showing the projected cash flow for such period on a daily basis. Such cash flow projections shall be furnished no later than Monday of each week beginning June 30, 1997, and shall forecast the four week consecutive period following such week.

                  (iii) SEC and Other Reports. Promptly upon their becoming available a copy of each registration statement or prospectus filed by the Borrower with any state securities commission or similar authority or with the Securities and Exchange Commission and copies of each periodic report or proxy statement filed with the Securities and Exchange Commission pursuant to the requirements of the Securities Exchange Act of 1934 in the event Borrower ever makes such filings or becomes subject to such requirements.

                  (iv) Orders. Prompt notice of any orders in any material proceedings to which the Borrower is a party, issued by any court or regulatory agency, federal or state, and if the Lender should so request, copies of any such order.

                  (v) Officers' Certificates. Contemporaneously with the furnishing of each weekly financial statements provided for in Section 5(b)(ii), a currently dated Officer's Certificate.

                  (vi) Notice of Default or Litigation. Immediately upon learning of the occurrence of a Default, an Event of Default or the institution of, or any adverse determination in, any litigation, arbitration proceeding or governmental proceeding which is material to the Borrower or the occurrence of any event which could have a material adverse effect upon the Borrower written notice thereof describing the same and the steps being taken with respect thereto.

                  (vii) Securitization Notices. Within five (5) Banking Days after receipt, copies of any correspondence or other notifications from Greenwich Capital Corporation or any rating agency that relates to the Trusts or any contemplated securitizations by the Borrower.

                  (viii) Trust Information. Within thirty (30) days after the end of each month, copies of the static pool analysis, expected loss analysis, compliance reports and financial projections based upon actual losses, prepayments and recoveries provided to the Trusts. Within 5 Banking Days before funding, a summary of cash settlements expected to be received from any Trust.

         (d) Books, Records, Inspections and Audits. The Borrower will maintain complete and accurate books and records; permit the Lender to inspect and audit said books and records at all reasonable times and permit the Lender to inspect the properties and operations of the Borrower. Such inspection and audit shall be made at the Borrower's expense.

         (e) Taxes and Liabilities. The Borrower will pay when due all taxes, assessments and other liabilities except such as are being contested in good faith and by appropriate proceedings and for which appropriate reserves have been established.

         (f) Compliance with Legal and Regulatory Requirements. The Borrower will comply in all material respects with the applicable provisions of all federal and state statutes and regulations and any court orders or orders of regulatory authorities issued thereunder.

         (g) Employee Benefit Plans. The Borrower will maintain any pension or profit sharing Plan or other employee benefit Plan, if any, in compliance in all material respects with ERISA, the Internal Revenue Code, and all rules and regulations of regulatory authorities pursuant thereto and file all material reports required to be filed pursuant to ERISA, the Internal Revenue Code, and such rules and regulations.

         (h) Payment of Expenses. The Borrower shall pay all reasonable costs at closing incidental to the preparation of this Agreement, the Loan Documents and the Loan, including, but not limited to, attorneys' fees and other legal and documentation expenses, appraisal fees and costs, environmental consultant charges, insurance premiums, lien search charges, inspecting engineers' and/or architects' fees, and any and all other incidental expenses of the Lender.

         (i) Hazardous Materials. The Borrower shall keep its property and any leased premises free of all Hazardous Materials except for the use of such materials in the ordinary course of business in compliance with all laws and regulations.

         (j) Financial Covenants. The Borrower shall maintain the following minimum operating levels during the time period specified, all of which shall be calculated on a consolidated basis with the Parent Corporation:

                  (i) Minimum Net Worth. A minimum net worth of at least Fifty Million Dollars ($50,000,000) shall be maintained as of the end of each fiscal quarter.

                  (ii) Leverage Ratio. The ratio derived by dividing the total liabilities exclusive of subordinated debt by Net Worth shall not exceed 2.50 to 1.00 as of the end of each fiscal quarter. Subordinated debt for purposes of this section shall mean debt in which the holder thereof is subject to the subordination in payment to the Borrower's secured lenders.

         SECTION 6. NEGATIVE COVENANTS OF THE BORROWER. Until all obligations of the Borrower under the Loan Documents are paid in full, and any obligation of the Lender to make further Advances has expired, the Borrower agrees that it will strictly observe the following covenants unless at any time the Lender shall otherwise expressly consent in writing:

         (a) Restricted Payments. Borrower will not purchase or redeem any shares of the capital stock of the Borrower, declare or pay any dividends thereon, make any distribution to shareholders, or set aside any funds for any such purpose, or prepay, purchase or redeem any other subordinated indebtedness of the Borrower. The Borrower will not make any advances to its officers for salaries, fees, bonuses or similar expenses until such amounts have been earned and become properly due and payable.

         (b) Liens. The Borrower will not create or permit to exist any Liens with respect to any property or assets, now owned or hereafter acquired, except the following permitted encumbrances ("Permitted Encumbrances"):

                  (i) Those Liens created pursuant to any Debt incurred by the Borrower or the Parent Corporation permitted in Section 6(h) hereof;

                  (ii) any Lien or deposit with any governmental agency required to qualify the Borrower or to conduct business or exercise any privilege, franchise or license, or to maintain self-insurance or to obtain the benefits of or secure obligations under any law pertaining to workmen's compensation, unemployment insurance, old age pensions, social security or similar matters, or any similar lien or deposit arising in the ordinary course of business;

                  (iii) any landlord's, mechanic's, workmen's, repairmen's, carrier's, warehousemen's or other like Liens arising in the ordinary course of business for amounts not yet due, provided adequate provision has been made for the payment of the same when due, or deposits to obtain the release of such Liens have been made or if a Lien is being contested by the Borrower in good faith and by appropriate legal proceedings, and provided the Borrower has provided appropriate reserves for the payment of any such contested Lien;

                  (iv) Liens for taxes and governmental charges not yet due and for the payment of which when due adequate provision has been, or which are being contested in good faith by appropriate legal proceedings and for which adequate reserves are provided;

                  (v) Liens created by or resulting from any litigation or legal proceeding which is being contested in good faith by appropriate legal proceedings and for which adequate reserves are provided;

                  (vi) those specific Liens now in existence and listed in Exhibit "G";

                  (vii) purchase money security interest Liens incurred by the Borrower or any Subsidiary in the ordinary course of business for the purchase of fixed assets; and

                  (viii) the interest, if any, in distributions from Autorics II to the Borrower granted to First Financial Acceptance, Inc., pursuant to the synthetic automobile receivable participation agreement dated December 18, 1996; provided, however, any such interest is limited to payment obligations to First Financial Acceptance, Inc., resulting from "Joint Receivables" as defined in such Participation Agreement and the Borrower represents and warrants that Joint Receivables do not presently exceed Eleven Million Fifty Thousand Dollars ($11,050,000) and for future securitizations shall not exceed six percent (6%) of the loans provided to Trusts.

         (c) Guaranties, Loans or Advances; Investments. Except for debt permitted in Section 6(h) hereof, the Borrower shall not make or permit to exist any loans or advances, other than loans and other extensions of credit or credit accommodations to customers or vendors other than Affiliates, made by the Borrower in the ordinary course of its business as now conducted, for reasonable salary advances to non-executive employees and other advances to agents and employees for anticipated expenses to be incurred on behalf of the Borrower in the course of discharging their assigned duties. The Borrower will not be a guarantor or surety of, or otherwise be responsible in any manner (whether by agreement to purchase any obligations, stock, assets, goods or services, or to supply or advance any funds, assets, goods or services, or otherwise) with respect to any undertaking of any other Person. The Borrower or the Parent Corporation will not purchase or acquire any securities of, or make investments in, any Person except as permitted in Section 8.3 of the Securities Purchase Agreement.

         (d) Capitalization and Sales. The Borrower will not sell, transfer, convey or lease all or any material part of its assets (more than 10% being deemed material) or sell or assign with or without recourse any receivables other than in the ordinary course of business pursuant to warehouse lines of credit and securitizations. The Borrower will not (i) permit any change in the Parent Corporation's ownership of the shares of any class of Borrower's stock,
(ii) incur, sell or otherwise dispose of any shares of its capital stock or other securities, or rights, warrants or options to purchase or acquire any such shares of securities, or (iii) sell, transfer or encumber any stock of its Subsidiaries.

         (e) Margin Stock. The Borrower will not use or cause or permit the proceeds of the Loan to be used, either directly or indirectly, for the purpose, whether immediate, incidental or ultimate, of purchasing or carrying any margin stock within the meaning of Regulation U of the Board of Governors of the Federal Reserve System, as amended from time to time.

         (f) Other Agreements. The Borrower will not enter into any agreement containing any provision which would be violated or breached by the performance of its obligations hereunder or under any instrument or document delivered or to be delivered by it hereunder or in connection herewith.

         (g) Judgments. The Borrower will not permit any material judgment or monetary penalty rendered against it in any judicial or administrative proceeding to remain unsatisfied for a period in excess of thirty (30) days unless such judgment or penalty is being contested in good faith and by appropriate proceedings and unless an appropriate reserve has been established with respect thereto.

         (h) Debt. The Borrower or the Parent Corporation will not incur indebtedness for borrowed money other than indebtedness incurred pursuant to this Agreement, whether under a loan, purchase money security interest, or sale and lease back arrangement, or for the acquisition of fixed assets, except for warehouse lines of credit or permanent financing with respect thereto obtained by the Borrower in the ordinary course of business consistent with past practice.

         (i) Name Change. The Borrower shall not fail to notify the Lender of any change in the Borrower's name or any name Borrower begins to do business under or name it assumes within thirty (30) days after the date of such change.

         (j) Agreements with Affiliates. The Borrower or the Parent Corporation shall not enter into any other contract or transaction with any Affiliate, and, with respect to any agreements with any Affiliate presently in existence, shall not amend or modify such agreements without prior written consent of Lender (which shall be given or withheld within five (5) Banking Days of written request) which shall not be unreasonably withheld.

         (k) Fixed Assets. The Borrower or the Parent Corporation will not make any capital expenditures, purchase fixed assets or enter into any capital or operating leases, except as permitted in Section 8.8 of the Securities Purchase Agreement.

         (l) Trust Payments. The Borrower shall not make any payments to fund, secure or otherwise pay repurchase obligations, reserves or losses or any other payment to any Trust, except as required by the terms thereof. The Borrower shall not consent to the amendment to the terms of any agreement to which Borrower is a party relating to any Trust or securitization, except for the termination of Trust 1997A in connection with its transfer of assets and roll over into a new securitization trust prior to July 1, 1997.

         SECTION 7. CONDITIONS OF LENDING. The obligation of the Lender to make each Advance under the Loan is subject to the following conditions precedent:

         (a) No Default. No Event of Default, or Default, shall have occurred and be continuing, and the representations and warranties of the Borrower contained in Article V of the Securities Purchase Agreement or in Section 4 hereof shall be true and correct as of the date of each Advance, except that the representations contained in Section 4(d) will be construed so as to refer to the latest financial statements furnished to the Lender by the Borrower pursuant to the requirements of this Agreement.

         (b) Documents to be Furnished at Initial Closing. The Lender shall have received contemporaneously with the execution of this Agreement, the following, each duly executed, dated the date of this Agreement and in form and substance satisfactory to the Lender:

                  (i)  Loan Documents.  The Loan Documents.

                  (ii) Resolutions. A certified copy of a Resolution of the Board of Directors of the Borrower authorizing the execution, delivery and performance of each of the Loan Documents and any other documents provided for in this Agreement.

                  (iii) Certification of Incumbency and Signatures. The certificates of the Secretary of the Borrower certifying the names of the officer or officers of the Borrower authorized to sign the various Loan Documents, together with a sample of the true signature of each such person.

                  (iv) Corporate Documents. A certified copy of the Certificate of Incorporation of the Borrower and Autorics II, a Certificate of Existence or good standing issued for Borrower and Autorics II in each state where qualification is necessary and copies of the By-Laws of the Borrower certified as complete and correct by its Secretary.

                  (v) Opinion of Counsel for the Parent Corporation, Borrower and Autorics II. The opinion of counsel for the Autorics II, Borrower and the Parent Corporation acceptable to the Lender.

                  (vi) Amendment to 9% Subordinated Convertible Debentures. The First Amendment to 9% Subordinated Convertible Debenture dated April 23, 1996, amending the 9% Subordinated Convertible Debenture issued to Beneficial Standard Life Insurance Company in the amount of $5,000,000 and the First Amendment to 9% Subordinated Convertible Debenture dated April 23, 1996, amending the 9% Subordinated Convertible Debenture issued to Great American Reserve Insurance Company in the amount of $5,000,000, both payable by the Parent Corporation.

                  (vii) Amendment to Warrants. The First Amendment to Warrant to Purchase Common Stock amending the Warrant to Purchase Common Stock of NAL Financial Group, Inc. dated April 23, 1996 issued to Conseco, Inc. for 500,000 shares, subject to adjustment, and the First Amendment to Warrant to Purchase Common Stock amending the Warrant to Purchase Common Stock of NAL Financial Group, Inc. dated April 23, 1996 issued to Conseco, Inc. for 15,000 shares, subject to adjustment.

                  (viii) Price Protection Waiver. All other parties shall waive their price protection rights with respect to their warrants, and their subordinated debt (including any Affiliates of Lender), resulting from the indebtedness and warrants provided for in this Credit Agreement.

                  (ix) Subordinated Debt Extension. All subordinated notes held by the subordinated creditors listed on Exhibit "I" attached hereto which mature prior to December 31, 1997, shall have their maturity extended until December 31, 1997.

                  (x) Trust Payments. Evidence acceptable to Lender that Autorics II has transferred its rights to receive 74% of payments from the Trusts to the Borrower and the irrevocable instructions by the Borrower to the Trusts directing payments to the account referenced in Section 2(a)(i)(D) with an acknowledgment by the Trusts.

         SECTION 8. EVENTS OF DEFAULT. Each of the following shall constitute an Event of Default under this Agreement:

         (a) Nonpayment of the Loan. Default in the payment of principal or interest under the terms of the Note or Loan Documents when due.

         (b) Nonpayment of Other Indebtedness for Borrowed Money. Default in the payment when due (subject to any applicable grace period), whether by acceleration or otherwise, of any other indebtedness for borrowed money of, or guaranteed by, the Borrower, Parent Corporation or any Subsidiary whether owed to the Lender or any other Person, or default in the performance or observance of any obligation or condition with respect to any such other indebtedness in excess of $500,000 if the effect of such default would entitle the holder thereof to accelerate the maturity of any such indebtedness or to permit the holder or holders thereof, or any trustee or agent for such holders, to cause such indebtedness to become due and payable prior to its expressed maturity.

         (c) Other Material Obligations. Subject to the expiration of any applicable grace period, default in the payment when due, or in the performance or observance of, any material obligation of, or condition agreed to by the Borrower, Parent Corporation or any Subsidiary with respect to any material purchase or lease of goods or services except only to the extent that the existence of any such default is being contested by the Borrower or any Subsidiary in good faith and by appropriate proceedings.

         (d) Bankruptcy, Insolvency, etc. The Borrower, Parent Corporation or any Subsidiary becoming insolvent or admitting in writing its inability to pay its debts as they mature or the adjudication of the Borrower, Parent Corporation or any Subsidiary as a bankrupt or as insolvent; or the Borrower, Parent Corporation or any Subsidiary applying for, consenting to, or acquiescing in the appointment of, a trustee or receiver for the Borrower, Parent Corporation or any Subsidiary or any material amount of the property of the Borrower or any Subsidiary, or the Borrower, Parent Corporation or any Subsidiary making a general assignment for the benefit of creditors; or, in the absence of such application, consent or acquiescence, a trustee or receiver being appointed for the Borrower, Parent Corporation or any Subsidiary or for a material part of the property thereof and not being discharged within 30 days; or any bankruptcy, reorganization, debt arrangement, or other proceeding under any bankruptcy or insolvency law, or any dissolution or liquidation proceeding being instituted by or against the Borrower, Parent Corporation or any Subsidiary, and if instituted against the Borrower, Parent Corporation or any Subsidiary, being consented to or acquiesced in by the Borrower, Parent Corporation or any Subsidiary or remaining for 30 days undismissed.

         (e) ERISA Plan. A "reportable event" (as defined under ERISA) occurs that would permit the Pension Benefit Guaranty Corporation to terminate any Plan of the Borrower or Affiliate of the Borrower.

         (f) Failure of the Borrower to Observe Covenants. Failure of the Borrower to observe any of the covenants stated in Section 6 of this Agreement.

         (g) Non-Compliance with other Provisions of this Agreement or Other Loan Documents. Failure by the Borrower to comply with or to perform (i) any other provision of this Agreement (which failure does not constitute an Event of Default under any of the preceding provisions of this Section 8) or (ii) any covenant or other provision of any other Loan Document, and continuance of any such failure listed in (i) or (ii) above for ten (10) Banking Days after notice thereof to the Borrower from the Lender.

         (h) Warranties. Any warranty or representation made by the Borrower in this Agreement or in any other Loan Document or in the Securities Purchase Agreement proving to have been false or misleading in any material respect when made, or any schedule, certificate, financial statement, report, notice, or other writing furnished by the Borrower to the Lender proving to have been false or misleading in any material respect when made or delivered.

         (i) Default Under Securities Purchase Agreement. If there is any "Event of Default" under and as defined in the Securities Purchase Agreement.

         (j) Default Under Trusts. If there is any material default or noncompliance under the Trusts, any Trust fails or is unable to meet its payment obligations to its noteholders or certificateholders, or the transfer or termination of any service, administrative or other agreement between the Borrower, or its Subsidiaries, and the Trust. If Autorics II transfers, sells or creates, incurs, assumes or permits to exist any Lien upon or with respect to its rights to receive payment from the Trust, including the right to receive certain excess reserve balances and dealer reserve balances and residual distributions, or its beneficial ownership interest in the Trust, except for dividend or other transfers to the Borrower.

         SECTION 9. EFFECT OF EVENT OF DEFAULT. If any Event of Default described in Section 8(d) shall occur, repayment of the Loan shall immediately be accelerated and the Note and the Loan evidenced thereby, and all other Obligations of the Borrower to the Lender, shall become immediately due and payable, all without notice of any kind. In the case of any other Event of Default described in Section 8, the Lender or any other holder of the Note may accelerate payment of the Note and declare the Note, and all other Obligations of the Borrower to the Lender (if the Lender is then the holder of the Note which is accelerated), due and payable, whereupon repayment of such Note, and all other Obligations of the Borrower to the Lender (if the Lender is then the holder of the Note), shall become immediately due and payable, all without further notice of any kind. The Lender or any such other holder shall promptly advise the Borrower of any such declaration, but failure to do so shall not impair the effect of such declaration.

         SECTION 10. WAIVER; AMENDMENTS. No delay on the part of the Lender in the exercise of any right, power or remedy shall operate as a waiver thereof, nor shall any single or partial exercise by any of them of any right, power or remedy preclude any other or further exercise thereof, or the exercise of any other right, power or remedy. No amendment, modification or waiver of, or consent with respect to any of the provisions of this Agreement or the Note shall be effective unless in writing and signed by the Lender.

         SECTION 11. NOTICES. Any notice hereunder to the Borrower or the Lender shall be in writing (including facsimiles) and, if delivered by facsimile or hand shall be deemed to have been given when delivered to the recipient's facsimile number or address, respectively, listed below, and if mailed, shall be deemed to have been given three days after the date when sent by registered or certified mail, postage prepaid, and addressed to the Borrower or the Lender at their respective addresses shown below. The address and facsimile numbers listed below, for purposes of this Section, may by written notice to the other party to this Agreement, be changed from time to time as its address or facsimile for such purpose. If either party provides notice by facsimile, it shall promptly supply the recipient with an original of such written notice via hand delivery or by registered or certified mail. The addresses and facsimile numbers referred to are as follows:

              As to the Lender:         Mr. Michael Bonnet
                                        Conseco, Inc.
                                        745 Fifth Avenue, Suite 2700
                                        New York, New York 10151
                                        Fax: 212-980-6122

              With a copies to:         Mr. Christopher D. Long
                                        Henderson, Daily, Withrow & DeVoe
                                        2600 One Indiana Square
                                        Indianapolis, Indiana  46204
                                        Fax:  317-639-0191

                       and              Mr. Richard R. Dykhouse

                                        Conseco, Inc.
                                        11825 North Pennsylvania Street
                                        Carmel, Indiana  46032
                                        Fax:  317-817-3578

              As to the Borrower:       Ms. Mercedes Padin
                                        General Counsel
                                        NAL Acceptance Corporation
                                        500 Cypress Creek Road, West, Suite 590
                                        Ft. Lauderdale, Florida  33309
                                        Fax:  954-489-0694

              With a copy to:           Ms. Judith Keiser
                                        English, McCaughan & O'Bryan, P.A.
                                        First Fort Lauderdale Place
                                        100 N.E. Third Avenue, Suite 1100
                                        Ft. Lauderdale, Florida  33301-1146
                                        Fax:  954-763-2439

         SECTION 12. COSTS, EXPENSES AND TAXES. The Borrower agrees to pay or reimburse the Lender on demand for all reasonable out-of-pocket costs and expenses of the Lender (including reasonable attorneys' fees and legal expenses) incurred by the Lender in connection with the enforcement of this Agreement or any of the other Loan Documents. In addition, the Borrower agrees to pay, and to save the Lender harmless from all liability for any stamp or similar documentary or transaction taxes, or any intangibles tax, which may be payable in connection with the execution or delivery of this Agreement, the borrowings hereunder, or the issuance of the Note or of any other Loan Documents. All obligations provided for in this Section shall survive any termination of this Agreement.

         SECTION 13. CAPTIONS. Section captions used in this Agreement are for convenience only and shall not affect the construction of this Agreement.

         SECTION 14. GOVERNING LAW AND VENUE. This Agreement and all of the other Loan Documents shall be construed as contracts made under and governed by the laws of the State of Florida. All obligations of the Borrower and the rights of the Lender expressed herein or any of the other Loan Documents shall be in addition to and not in limitation of those provided by applicable law. Borrower hereby irrevocably submits to the jurisdiction of an Indiana State or Federal court sitting in Marion County or Hamilton County, Indiana, in any action or proceeding arising out of or relating to this Agreement or the Loan Documents, hereby irrevocably agrees that all claims in respect of such action or proceeding may be heard and determined in such Indiana State court or, to the extent permitted by law, in such Federal court. Borrower hereby irrevocably waives, to the fullest extent it may effectively do so, the defense of an inconvenient forum to the maintenance of such action or proceeding. Borrower irrevocably consents to the service of any and all process in any action or proceeding by the delivery of copies of such process to Borrower at the address set forth in Section 11 of this Agreement.

Borrower agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Section shall affect the right of any party to service legal process in any other manner permitted by law or affect the right of any party to bring any action or proceeding against any other party or its property in the courts of other jurisdictions.

         SECTION 15. NO JOINT VENTURE. Notwithstanding anything to the contrary herein contained or implied, the Lender, by this Agreement, or by any action pursuant hereto, shall not be deemed to be a partner of, or a joint venturer with, the Borrower.

         SECTION 16. SEVERABILITY. In the event any provision of this Agreement or any of the Loan Documents shall be held invalid or unenforceable by any court of competent jurisdiction, such holding shall not affect the validity, enforceability or legality of the remaining provisions hereof or thereof, all of which shall continue unaffected and unimpaired thereby.

         SECTION 17. INDEMNIFICATION. Borrower covenants and agrees, at it sole cost and expense, to indemnify, protect and save the Lender harmless against and from any and all losses, claims, costs, damages, liabilities and expenses, including, without limitation, all expenses of litigation or preparation therefore (a "Loss"), of any kind or of any nature whatsoever (including, without limitation, attorneys' and experts' fees and disbursements) which may at any time be imposed upon, incurred by or asserted or awarded against the Lender and arising from or out of any Hazardous Materials on, in, under, released from Borrower's property in violation of any applicable Environmental Law or affecting all or any portion of Borrower's property, or the enforcement of this Agreement or the assertion by the Borrower of any defense to its obligations hereunder, whether any of such matters arise before or after the foreclosure of any Liens or the taking of title to all or any portion of the collateral by the Lender. The Borrower shall further pay the Lender's expenses incurred in connection with the cost of removal of any and all Hazardous Materials from all or any portion of Borrower's Property and the additional costs required to take necessary precautions to protect against the release of Hazardous Materials on, in, or under such property, and the costs incurred to comply with Environmental Laws in connection with all or any portion of such property. The indemnity set forth herein shall be in addition to any other obligations of the Borrower to the Lender hereunder or at common law or otherwise, and shall survive any termination of this Agreement, the expiration of this Agreement and the payment of all obligations thereunder. Payments by the Borrower under this Section 17 shall not reduce any other obligations.

         SECTION 18. SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon the Borrower and the Lender and their respective successors and assigns, and shall inure to the benefit of the Borrower and the Lender and the respective successors and assigns of the Lender. This Agreement and the Loan Documents are assignable by the Lender at any time.

         SECTION 19. JURY WAIVER. The Lender and the Borrower after consulting or having had the opportunity to consult with counsel, knowingly, voluntarily and intentionally waive any right either of them may have to a trial by jury in any litigation based upon or arising out of this Agreement or any other Loan Document or any course of conduct, dealing, statements

(whether oral or written), or actions of either of them. Neither the Lender nor the Borrower shall seek to consolidate, by counterclaim or otherwise, any action in which a jury trial has been waived with any other action which a jury trial cannot be or has not been waived. These provisions shall not be deemed to have been modified in any respect or relinquished by either the Lender or the Borrower except by a written instrument executed by both of them.

         SECTION 20. COUNTERPARTS AND FACSIMILE SIGNATURES. This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which shall be deemed one and the same document. This Agreement and all Loan Documents may be executed by facsimile signatures.

              [the remainder of this page intentionally left blank]

         Executed and delivered at ___________________________ on June 23,
1997.

CONSECO PRIVATE CAPITAL GROUP, INC.      NAL ACCEPTANCE CORPORATION

By: /s/ Ngaire E. Cuneo                  By: /s/ Robert R. Bartolini
    ----------------------------             -------------------------------
      Ngaire E. Cuneo                         Robert R. Bartolini
      President                               Chief Executive Officer